                                  EXHIBIT 2
                                  ---------

            REORGANIZATION AND MERGER AGREEMENT DATED MARCH 9, 1998

================================================================================

                      REORGANIZATION AND MERGER AGREEMENT

                                  BY AND AMONG

                        COMMERCIAL FEDERAL CORPORATION,

                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK,

                          FIRST COLORADO BANCORP, INC.

                                      AND

                         FIRST FEDERAL BANK OF COLORADO

                           DATED AS OF MARCH 9, 1998

================================================================================

                               TABLE OF CONTENTS
                               -----------------
                                   ARTICLE I
                              CERTAIN DEFINITIONS

Section 1.1     Definitions..............................................................    2

                                   ARTICLE II
                               THE PARENT MERGER

Section 2.1     The Parent Merger........................................................    8
Section 2.2     Closing..................................................................    8
Section 2.3     Effective Time...........................................................    8
Section 2.4     Additional Actions.......................................................    9
Section 2.5     Articles of Incorporation and Bylaws.....................................    9
Section 2.6     Boards of Directors and Officers.........................................    9
Section 2.7     Conversion of Securities.................................................    9
Section 2.8     Exchange Procedures......................................................   10
Section 2.9     No Fractional Shares.....................................................   11
Section 2.10    Anti-Dilution Adjustments................................................   12
Section 2.11    Dissenting Shares........................................................   12
Section 2.12    Treatment of Stock Options...............................................   12
Section 2.13    Reservation of Right to Revise Transaction...............................   13

                                  ARTICLE III
                                THE BANK MERGER

Section 3.1     The Bank Merger..........................................................   13
Section 3.2     Liquidation Account......................................................   13

                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                            BANCORP AND THE COMPANY

Section 4.1     Organization, Good Standing, Authority, Insurance, Etc...................   14
Section 4.2     Capitalization...........................................................   14
Section 4.3     Ownership of Subsidiaries................................................   15
Section 4.4     Financial Statements and Reports.........................................   15
Section 4.5     Absence of Changes.......................................................   16
Section 4.6     No Broker's or Finder's Fees.............................................   16
Section 4.7     Litigation and Other Proceedings.........................................   16
Section 4.8     Compliance with Law......................................................   17
Section 4.9     Corporate Actions........................................................   17
Section 4.10    Authority................................................................   17
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                                      -i-
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
Section 4.11    Employment Arrangements..................................................   18
Section 4.12    Employee Benefits........................................................   18
Section 4.13    Information Furnished; Registration Statement............................   20
Section 4.14    Property and Assets......................................................   20
Section 4.15    Agreements and Instruments...............................................   21
Section 4.16    Material Contract Defaults...............................................   21
Section 4.17    Tax Matters..............................................................   21
Section 4.18    Environmental Matters....................................................   22
Section 4.19    Loan Portfolio; Portfolio Management.....................................   22
Section 4.20    Real Estate Loans and Investments........................................   23
Section 4.21    Derivatives Contracts....................................................   23
Section 4.22    Insurance................................................................   24
Section 4.23    Accounting and Tax Treatment.............................................   24

                                   ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

Section 5.1     Organization, Good Standing, Authority, Insurance, Etc...................   24
Section 5.2     Capitalization...........................................................   25
Section 5.3     Ownership of Subsidiaries................................................   25
Section 5.4     Financial Statements and Reports.........................................   26
Section 5.5     No Broker's or Finder's Fees.............................................   26
Section 5.6     Litigation and Other Proceedings.........................................   27
Section 5.7     Compliance With Law......................................................   27
Section 5.8     Corporate Actions........................................................   27
Section 5.9     Authority................................................................   27
Section 5.10    Information Furnished; Registration Statement............................   28
Section 5.11    Agreements and Instruments...............................................   28
Section 5.12    Tax Matters..............................................................   28
Section 5.13    Accounting and Tax Treatment.............................................   29

                                   ARTICLE VI
                                   COVENANTS

Section 6.1     Conduct of Business by Bancorp...........................................   29
Section 6.2     Maintenance of Records...................................................   32
Section 6.3     Employees; Employee Benefits.............................................   32
Section 6.4     Efforts of Parties to Close..............................................   33
Section 6.5     Confidentiality and Announcements........................................   33
Section 6.6     Access; Certain Communications...........................................   34
Section 6.7     Regulatory Matters; Third Party Consents.................................   34
Section 6.8     Notification of Certain Matters..........................................   36
Section 6.9     Expenses.................................................................   36
Section 6.10    Third Party Proposals....................................................   37

Section 6.11    Stock Listing............................................................   37
Section 6.12    Integration; Conforming Entries..........................................   38
Section 6.13    Pooling-of-Interests and Tax-Free Treatment..............................   38
Section 6.14    Agreements of Affiliates.................................................   38
Section 6.15    Stockholder Approval.....................................................   39
Section 6.16    Indemnification..........................................................   39
Section 6.17    D&O Insurance............................................................   40
Section 6.18    Takeover Provisions Inapplicable.........................................   40
Section 6.19    Environmental Reports....................................................   40

                                  ARTICLE VII
                           CONDITIONS TO CONSUMMATION
                                 OF THE MERGER

Section 7.1     Mutual Conditions........................................................   41
Section 7.2     Conditions to Commercial's and the Bank's Obligations....................   42
Section 7.3     Conditions to Bancorp's and the Company's Obligations....................   43

                                  ARTICLE VIII
                                  TERMINATION

Section 8.1     Termination..............................................................   44
Section 8.2     Survival After Termination...............................................   45

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.1     Amendments; Waiver.......................................................   45
Section 9.2     Entire Agreement.........................................................   46
Section 9.3     Non-Survival of Representations, Warranties and Agreements...............   46
Section 9.4     Interpretation...........................................................   46
Section 9.5     Severability.............................................................   46
Section 9.6     Notices..................................................................   46
Section 9.7     Binding Effect; Persons Benefiting; No Assignment........................   47
Section 9.8     Counterparts.............................................................   48
Section 9.9     Governing Law............................................................   48
Section 9.10    Specific Performance.....................................................   48
Section 9.11    WAIVER OF JURY TRIAL.....................................................   48

Annex A         Merrill Lynch Thrift Index

Exhibit A       Stock Option Agreement
Exhibit B       Form of Affiliate Agreement
Exhibit C       Bank Plan of Merger

                      REORGANIZATION AND MERGER AGREEMENT

          REORGANIZATION AND MERGER AGREEMENT, dated as of March 9, 1998 (the "Agreement"), by and among Commercial Federal Corporation, a Nebraska corporation ("Commercial"), Commercial Federal Bank, A Federal Savings Bank, a federally chartered savings bank and wholly-owned subsidiary of Commercial (the "Bank"), First Colorado Bancorp, Inc., a Colorado corporation (the "Bancorp"), and First Federal Bank of Colorado, a federally chartered savings bank and wholly-owned subsidiary of Bancorp (the "Company").

          WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with its principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of the Bank, with its principal offices in Omaha, Nebraska;

          WHEREAS, Bancorp, a unitary savings and loan holding company, with its principal offices in Lakewood, Colorado, owns all of the issued and outstanding capital stock of the Company, with its principal offices in Lakewood Colorado;

          WHEREAS, Commercial and Bancorp desire to combine their respective holding companies through a tax-free exchange so that the respective shareholders of both Commercial and Bancorp will have an equity ownership in the combined holding company;

          WHEREAS, following the combination of Commercial and Bancorp, it is intended that the Bank and the Company will be merged such that the combined holding company will retain the advantage of unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger;

          WHEREAS, to accomplish the foregoing, the Board of Directors of Bancorp (the "Bancorp Board") and the Board of Directors of Commercial (the "Commercial Board") have approved the merger (the "Parent Merger") of Bancorp with and into Commercial, pursuant to the terms and subject to the conditions of this Agreement, and the Commercial Board has approved the merger of the Company with and into the Bank (the "Bank Merger" and, together with the Parent Merger, the "Merger") which shall occur as soon as practicable following consummation of the Parent Merger;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code;

          WHEREAS, it is intended that the Merger shall qualify for pooling-of-interests accounting treatment;

          WHEREAS, as a condition to, and immediately prior to, execution of this Agreement, Commercial and Bancorp have entered into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

          WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and subject to the conditions and other terms herein set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS



          Section 1.1.  Definitions.  For all purposes of this Agreement, the
                        -----------
following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

          "Acquisition Proposal" shall have the meaning set forth in Section
6.10.

          "Adjustment Election" shall have the meaning set forth in Section 8.1(a)(vi).

          "Affiliate" shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

          "Agreement" shall have the meaning set forth on the first page hereof.

          "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement applicable to Commercial, Bancorp, the Company or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

          "Approval Date" shall have the meaning set forth in Section 2.3.

          "Asset Classification" shall have the meaning set forth in Section
4.19.

          "Average Index Price" shall mean the arithmetic mean (carried to four decimal places) of the Index Prices for the fifteen trading days ending on (and including) the fifth trading day immediately preceding the Closing Date.

          "Average NYSE Closing Price" shall mean the arithmetic mean (carried to four decimal places) of the closing prices per share of Commercial Common Stock as reported on the

NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported
                                    -----------------------
therein, in another mutually agreed upon authoritative source) for the fifteen trading days ending on (and including) the fifth trading day immediately preceding the Closing Date.

          "Bancorp" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Bancorp Board" has the meaning set forth on the first page hereof.

          "Bancorp Common Stock" shall mean the common stock, par value $0.10 per share, of Bancorp, together with the Rights attached thereto pursuant to the Bancorp Rights Agreement.

          "Bancorp Employee Benefit Plan" has the meaning set forth in Section 4.12(a).

          "Bancorp Material Adverse Effect" shall mean, with respect to Bancorp or any of its Affiliates, a material adverse effect on (i) the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries taken as a whole or (ii) the ability of Bancorp or the Company to complete the transactions contemplated hereby; provided, however, that a Bancorp
                                               --------  -------
Material Adverse Effect shall not be defined to include (w) any change attributable to or resulting from any change in Applicable Law or GAAP or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any Applicable Law relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessments by the FDIC on SAIF-insured deposits, in each case which affects thrift institutions generally, or (x) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting thrift institutions generally, (y) expenses related to consummation of the Merger which are otherwise permitted under this Agreement (or set forth in the Bancorp Disclosure Schedule), including, but not limited to, preparation, legal, investment banking and auditing fees, or (z) the cost of establishing a $250,000 charitable foundation in the manner Previously Disclosed.

          "Bancorp Option" shall have the meaning set forth in Section 2.12.

          "Bancorp Preferred Stock" shall have the meaning set forth in Section 4.2.

          "Bancorp Property" shall have the meaning set forth in Section 6.19.

          "Bancorp Rights Agreement" shall mean that certain Rights Agreement, dated as of July 24, 1996, by and between Bancorp and American Securities Transfer & Trust, Incorporated, as rights agent.

          "Bancorp Subsidiary" and "Bancorp Subsidiaries" shall have the respective meanings set forth in Section 4.1.

          "Bank" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Bank Merger" has the meaning set forth on the first page hereof.

          "Bank Plan of Merger" shall have the meaning set forth in Section 3.1.

          "Business Day" shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the States of Nebraska and Colorado are generally closed for regular banking business.

          "CBCA" shall have the meaning set forth in Section 2.1.

          "Certificates" shall have the meaning set forth in Section 2.8.

          "Closing" shall have the meaning set forth in Section 2.2.

          "Closing Date" shall have the meaning set forth in Section 2.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the Treasury regulations thereunder.

          "Commercial" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Commercial Board" has the meaning set forth on the first page hereof.

          "Commercial Common Stock" shall mean the common stock, par value $0.01 per share, of Commercial, together with the Rights attached thereto pursuant to the Shareholder Rights Agreement, dated as of December 19, 1988, by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent.

          "Commercial Material Adverse Effect" shall mean, with respect to Commercial or any of its Affiliates, a material adverse effect on (i) the business, financial condition, prospects or results of operations of Commercial and the Commercial Subsidiaries taken as a whole or (ii) the ability of Commercial to complete the transactions contemplated hereby; provided, however,
                                                             --------  -------
that a Commercial Material Adverse Effect shall not be deemed to include (x) any change attributable to or resulting from any change in Applicable Law or GAAP or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any Applicable Law relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessments by the FDIC on SAIF-insured deposits, in each case which affects thrift institutions generally, or (y) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting thrift institutions generally.

          "Commercial Plans" shall have the meaning set forth in Section 6.5.

          "Commercial Property" shall have the meaning set forth in Section
6.19.

          "Commercial Subsidiary" and "Commercial Subsidiaries" shall have the respective meanings set forth in Section 5.1.

          "Company" shall have the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Confidentiality Agreements" shall mean those certain letter agreements, dated January 22, 1998 and March 4, 1998, relating to confidential information provided by the parties to each other and their respective Affiliates and Representatives.

          "Contract" has the meaning set forth in Section 4.10.

          "Current Property" shall have the meaning set forth in Section 6.19.

          "Derivatives Contract" shall mean the meaning set forth in Section
4.21.

          "Dissenting Shares" shall have the meaning set forth in Section 2.11.

          "Effective Time" shall have the meaning set forth in Section 2.3.

          "Encumbrance" shall mean any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

          "Environmental Firm" shall have the meaning set forth in Section 6.19.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "Exchange Agent" shall have the meaning set forth in Section 2.8.

          "Exchange Option" shall have the meaning set forth in Section 2.12.

          "Exchange Ratio" shall mean, subject to Sections 2.10 and 8.1(a)(vi), either (i) if Commercial has not made an Adjustment Election, then the quotient (carried to four decimal places) obtained by dividing (x) 30 by (y) the Average NYSE Closing Price, provided that if such quotient is greater than .9677, then
                    --------
the Exchange Ratio as calculated under this clause (i) shall be .9677, and provided further that if such quotient is less than .7895, then the Exchange
--------
Ratio as calculated under this clause (i) shall be .7895, or (ii) if Commercial has made an Adjustment Election, the lesser of (x) the quotient (carried to four decimal places) obtained by dividing (A) the product of .85, the Starting Price and .9677 by (B) the Average NYSE Closing Price and (y) the quotient (carried to four decimal places) obtained by dividing (A) the product of the Index Ratio, the Starting Price and .9677 by (B) the Average NYSE Closing Price.

          "Facility Property" shall have the meaning set forth in Section 6.19.

          "FDIC" shall mean the Federal Deposit Insurance Corporation and any successor thereto.

          "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

          "Governmental Authority" shall mean any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court or tribunal of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority (including the NYSE and the National Association of Securities Dealers, Inc.).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Index Price" shall mean, with respect to a given date, the weighted average (weighted based on the number of fully-diluted shares outstanding as last disclosed in publicly available Regulatory Documents filed by the respective companies) of the closing prices on such date of the companies comprising the Merrill Lynch Thrift Index, set forth as Annex A hereto, on such date, appropriately adjusted to reflect any stock dividend, reclassification, recapitalization, split-up, combination, exchanges of shares or similar transaction declared or effected by any of such companies between the Starting Date and the close of business on the fifth trading day immediately preceding the Closing Date.

          "Index Ratio" shall mean the number equal to the product of (x) the quotient (carried to four decimal places) obtained by dividing (A) the Average Index Price by (B) the Index Price on the Starting Date, and (y) .90.

          "IRS" shall mean the Internal Revenue Service and any successor thereto.

          "Merger" has the meaning set forth on the first page hereof.

          "Merger Consideration" shall have the meaning set forth in Section
2.13.

          "NBCA" shall have the meaning set forth in Section 2.1.

          "NYSE" means the New York Stock Exchange, Inc. and any successor thereto.

          "OTS" shall mean the Office of Thrift Supervision and any successor thereto.

          "Parent Merger" has the meaning set forth on the first page hereof.

          "Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity or similar contractual arrangement or relationship.

          "Previously Disclosed" by a party shall mean information set forth in a schedule (with respect to Bancorp and the Company, the "Bancorp Disclosure Schedule"; and with respect to Commercial, the "Commercial Disclosure Schedule"), correspondingly enumerated to the representations, warranties or covenants to which such information relates, that is delivered by such party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

          "Price Termination Notice" shall have the meaning set forth in Section 8.1(a)(vi).

          "Prospectus" shall have the meaning set forth in Section 4.13.

          "Proxy Statement" shall have the meaning set forth in Section 4.13.

          "Records" shall mean, with respect to any Person, all records and original documents (and copies thereof) in the Person's possession, or in the possession of an Affiliate of such Person, as of the Closing Date (a) which pertain to or are utilized by such Person or Affiliate to administer, reflect, monitor, evidence or record information respecting the business or conduct of Bancorp or the Bancorp Subsidiaries, or (b) necessary or appropriate for Bancorp or the Bancorp Subsidiaries to comply with any Applicable Law, and shall include in the case of (a) and (b) above, all such records maintained on electronic or magnetic media, or in the electronic data base system of or used by such Person or Affiliate.

          "Registration Statement" shall have the meaning set forth in Section 4.13.

          "Regulatory Documents" shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed by such Person with any Governmental Authority or pursuant to any Applicable Law.

          "Representatives" shall have the meaning set forth in Section 6.10.

          "Right" shall have the meaning set forth in Section 6.1(ii).

          "SAIF" shall have the meaning set forth in Section 4.1 and any successor thereto.

          "SEC" shall mean the Securities and Exchange Commission and any successor thereto.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          "Starting Date" shall mean February 24, 1998.

          "Starting Price" shall mean $34.875 (the closing price per share of Commercial Common Stock as reported on the NYSE Composite Tape on the Starting
Date).

          "Stock Option Agreement" has the meaning set forth on the first page hereof.

          "Structured Note" shall have the meaning set forth in Section 4.21.

          "Surviving Corporation" shall have the meaning set forth in Section
2.1.

          "Tax Return" shall mean any return, report, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided to third parties) with respect to Taxes, including any document required to be retained or provided to any governmental authority pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated thereunder.

          "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest, penalties and losses thereon or associated therewith or associated with any Tax Return.

                                   ARTICLE II

                               THE PARENT MERGER

          Section 2.1.  The Parent Merger.  Subject to the terms and conditions
                        -----------------
of this Agreement and to the HOLA, Bancorp shall be merged with and into Commercial in accordance with the Nebraska Business Corporation Act (the "NBCA") and the Colorado Business Corporations Act (the "CBCA"), and thereafter the separate corporate existence of Bancorp shall cease. Commercial shall be the surviving corporation of the Parent Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Nebraska. The Parent Merger shall have the effects set forth in the applicable provisions of the NBCA.

          Section  2.2.  Closing.  The closing (the "Closing") of the Parent
                         -------
Merger shall take place at the offices of Commercial, 2120 South 72nd Street, Omaha, Nebraska (including by mail, fax or otherwise as reasonably agreed to by the parties hereto), prior to the Effective Time on the date that the Effective Time occurs (the "Closing Date").

          Section 2.3.  Effective Time.  The Parent Merger shall become
                        --------------
effective on the date and at the time (the "Effective Time") on which appropriate documents in respect of the Parent Merger are filed with the Secretaries of State of the States of Nebraska and Colorado in such form as required by, and in accordance with, the relevant provisions of the NBCA and CBCA, respec-tively. Subject to the terms and conditions of this Agreement, the Effective Time shall occur on any such date as Commercial shall notify Bancorp in writing (such notice to be at least five full trading days in advance of the Effective
Time) but (i) not earlier than the later of (x) the satisfaction or waiver of all conditions set forth in Article VII and (y) July 24, 1998 (such later date being referred to herein as the "Approval Date") and (ii) subject to clause (i), not later than the first Business Day of the first full calendar month commencing at least five full trading days after the Approval Date, or at such other time as Commercial and Bancorp shall agree.

          Section 2.4.  Additional Actions.  If, at any time after the Effective
                        ------------------
Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Commercial or Bancorp or (ii) otherwise carry out the purposes of this Agreement, Bancorp and each of its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Bancorp or otherwise to take any and all such action.

          Section 2.5.  Articles of Incorporation and Bylaws.  The Articles of
                        ------------------------------------
Incorporation and Bylaws of Commercial in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Parent Merger until otherwise amended or repealed.

          Section 2.6.  Boards of Directors and Officers.  At the Effective
                        --------------------------------
Time, the directors and officers of Commercial immediately prior to the Effective Time shall continue to be directors and officers, respectively, of the Surviving Corporation following the Parent Merger; such directors and officers shall hold office in accordance with the Surviving Corporation's Bylaws and applicable law. Promptly following the Effective Time, (i) Malcolm E. Collier, Jr., President, CEO and Chairman of Bancorp, shall be invited to serve as an additional member of the Commercial Board (or, at Mr. Collier's election, a director emeritus for a period of not less than 36 months) and, upon acceptance thereof and appointment thereon, shall be entitled to receive director fees (of no less than $500 per meeting) on the same basis as other non-employee directors of Commercial, and (ii) each other director serving on the Bancorp Board as of the date hereof and as of the Effective Time shall be invited to serve on an advisory board to Commercial for a period of not less than 12 months following the Effective Time and, upon acceptance thereof and appointment thereon, each such director serving on such advisory board who is not an employee of Commercial or a Commercial Subsidiary following the Effective Time shall be entitled to receive a meeting fee of $500 per meeting for such service, such advisory board to meet not less frequently than 4 times a year.

          Section 2.7.  Conversion of Securities.  At the Effective Time, by
                        ------------------------
virtue of the Parent Merger and without any action on the part of Commercial, Bancorp or the holder of any of the following securities:

            (i) Each share of the Commercial Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Parent Merger; and

            (ii) Subject to Sections 2.9, 2.10 and 2.11 hereof, each share of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and become the right to receive a number of shares of Commercial Common Stock equal to the Exchange Ratio, provided, however, that any shares of Bancorp Common Stock held
                --------  -------
by Bancorp, Commercial or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and shall not be exchanged for shares of Commercial Common Stock.

            Section 2.8. Exchange Procedures. (a) At or prior to the Effective
                         -------------------
Time, Commercial shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates of Bancorp Common Stock for exchange in accordance with this Article II, certificates representing the shares of Commercial Common Stock and an estimated amount of cash to be paid in lieu of fractional shares to be paid pursuant to this Article II in exchange for outstanding shares of Bancorp Common Stock.

            (b) Holders of record of certificates which immediately prior to the Effective Time represented outstanding shares of Bancorp Common Stock (the "Certificates") shall be instructed to tender such Certificates to Commercial, or to an exchange agent designated by Commercial (the "Exchange Agent"), pursuant to a letter of transmittal that Commercial shall deliver or cause to be delivered to such holders as promptly as practicable following the Effective Time. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to Commercial or the Exchange Agent.

            (c) Subject to Section 2.9, after the Effective Time, each holder of a Certificate(s) that surrenders such Certificate(s) to Commercial, or to the Exchange Agent, will, upon acceptance thereof by Commercial or the Exchange Agent, be entitled to (x) a certificate or certificates representing the number of whole shares of Commercial Common Stock into which the shares represented by the Certificate(s) so surrendered (aggregating all Certificates surrendered by such holder) shall have been converted pursuant to this Agreement and (y) a check representing the amount of any cash in lieu of fractional shares, if any, and dividends and distributions, if any, which such holder has the right to receive hereunder with respect to the Certificate(s) so surrendered, in each case after giving effect to any required withholding tax.

            (d) Commercial or, at the election of Commercial, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Commercial or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Commercial or the Exchange Agent may reasonably require.

            (e) All shares of Commercial Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been in full satisfaction of all rights pertaining to such shares of Bancorp

Common Stock represented thereby. After the Effective Time, holders of Certificates shall cease to have rights with respect to the shares previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement.

           (f) After the Effective Time, there shall be no further transfer on the records of Bancorp of Certificates, and if such Certificates are presented to Bancorp for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. Commercial shall not be obligated to deliver the consideration to which any former holder of Bancorp Common Stock is entitled as a result of the Parent Merger until such holder surrenders the Certificates as provided herein. Certificates surrendered for exchange by any person constituting an "affiliate" of Bancorp for purposes of Rule 145 of the Securities Act, shall not be exchanged for certificates representing Commercial Common Stock until Commercial has received a written agreement from such person in the form attached hereto as Exhibit B. Neither the Exchange Agent nor any party to this Agreement nor any Affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Commercial and the Exchange Agent shall be entitled to rely upon the stock transfer books of Bancorp to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Commercial and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

           (g) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Commercial Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.8. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Commercial Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to such whole shares of Commercial Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Commercial Common Stock, less the amount of any withholding taxes which may be required thereon.

           Section 2.9.  No Fractional Shares.  Notwithstanding any other
                         --------------------
provision of this Agreement, neither certificates nor scrip for fractional shares of Commercial Common Stock shall be issued in the Parent Merger. Each holder who otherwise would have been entitled to a fraction of a share of Commercial Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would other-
wise be entitled by the average of the closing prices per share of Commercial Common Stock for the five full trading days immediately preceding the
Closing Date as reported on the NYSE Consolidated Tape (as reported in The Wall
                                                                       --------
Street Journal or, if not reported therein, in another mutually agreed upon
--------------
authoritative source). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

           Section 2.10.  Anti-Dilution Adjustments.  In the event that prior
                          -------------------------
to the Effective Time Commercial shall (or shall establish a record date prior to the Effective Time for the following) declare a stock dividend or other distribution payable in Commercial Common Stock or securities convertible into Commercial Common Stock or a distribution otherwise Previously Disclosed, or effect a stock split, reclassification, combination or other change with respect to Commercial Common Stock, the Exchange Ratio or the Merger Consideration (in each case, as defined herein), as the case may be, shall be appropriately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change, such that the shareholders of Bancorp shall be entitled to same as if the Effective Time had occurred prior thereto.

           2.11.  Dissenting Shares. Notwithstanding anything in this Agreement
                  -----------------
to the contrary, any shares of Bancorp Common Stock which are issued and outstanding immediately prior to the Effective Time and with respect to which the holder thereof shall have perfected any appraisal rights under the CBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the CBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the CBCA. Bancorp shall give prompt notice to Commercial of any demands received by Bancorp for appraisal of shares of Bancorp Common Stock, and Commercial shall have the right to participate in all negotiations and proceedings with respect to such demands. Bancorp shall not, except with the prior written consent of Commercial, make any payment with respect to, or settle or offer to settle, any such demands.

           Section 2.12.  Treatment of Stock Options.  (a)  Prior to the
                          --------------------------
Effective Time, Commercial and Bancorp shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Bancorp in effect on the date hereof which has been granted to current or former directors, officers or employees of Bancorp by Bancorp (each, a "Bancorp Option") to be automatically converted at the Effective Time into an option (an "Exchange Option") to purchase that number of shares of Commercial Common Stock equal to the number of shares of Bancorp Common Stock issuable immediately prior to the Effective Time upon exercise of the Bancorp Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio (fractional shares as a result thereof to be subject to the terms of the respective Bancorp Options and the terms of the plans governing same), with an exercise price equal to the exercise price which existed under the corresponding Bancorp Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Bancorp Option immediately before the Effective Time, provided that with respect to any
                                              --------
Bancorp Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section

424(a) of the Code. In connection with the issuance of Exchange Options, Commercial shall (i) reserve for issuance the number of shares of Commercial Common Stock that will become subject to Exchange Options pursuant to this
Section 2.12 and (ii) from and after the Effective Time, upon exercise of Exchange Options, make available for issuance all shares of Commercial Common Stock covered thereby, subject to the terms and conditions applicable thereto.

           (b) Bancorp agrees to issue treasury shares of Bancorp, to the extent available, upon the exercise of Bancorp Options prior to the Effective Time.

           (c) Commercial agrees to file with the SEC within one month after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Commercial Common Stock issuable upon exercise of the Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of all of such Exchange Options.

           Section 2.13.  Reservation of Right to Revise Transaction.
                          ------------------------------------------
Commercial may at any time change the method of effecting the acquisition of Bancorp or the Bancorp Subsidiaries by Commercial, and Bancorp shall cooperate in such efforts, if and to the extent Commercial deems such change to be desirable and subject to Bancorp's approval (which approval shall not be unreasonably withheld); provided, however, that no such change shall (A) alter
                        --------  -------
or change the amount or kind of consideration to be issued to holders of Bancorp Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment to Bancorp's shareholders as a result of receiving the Merger Consideration, (C) adversely affect the qualification of the Merger as a pooling of interests for accounting and financial reporting purposes or (D) materially delay the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE III


                                THE BANK MERGER


           Section 3.1.  The Bank Merger.  As soon as practicable following the
                         ---------------
Effective Time, the Company shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in the Plan of Merger attached hereto as Exhibit C (the "Bank Plan of Merger") and pursuant to 12 U.S.C. (S)(S) 1467a(s) and 1828(c) and (S) 552.13 of the rules and regulations of the OTS promulgated thereunder, and the separate existence of the Company shall thereupon cease, the Bank shall be the surviving institution in the Merger and shall retain the name "Commercial Federal Bank, A Federal Savings Bank", all of the Bank's rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Bank Merger and the Bank shall continue at the effective time of the Bank Merger to be regulated by the OTS.

           Section 3.2.  Liquidation Account.  The liquidation account
                         -------------------
established by the Company pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by Applicable Law, continue to be maintained by the Bank after the Effective Time for the benefit of those persons and entities who were savings account holders of the Company on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account previously established by the Company.

                                   ARTICLE IV


                       REPRESENTATIONS AND WARRANTIES OF
                            BANCORP AND THE COMPANY


           Bancorp and the Company jointly and severally represent and warrant to Commercial and the Bank, except as otherwise Previously Disclosed, as follows:

           Section 4.1 Organization, Good Standing, Authority, Insurance, Etc.
                       ------------------------------------------------------
(a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly registered as a savings and loan holding company with the OTS under the HOLA. The Company is a federal savings bank. Each "subsidiary" of Bancorp within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Bancorp Subsidiary" and collectively the "Bancorp Subsidiaries"), has been Previously Disclosed. Each of the Bancorp Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in the Bancorp Disclosure Schedule. Each of Bancorp and the Bancorp Subsidiaries has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted, except for such failure or failures to be so qualified or licensed as would not, in the aggregate, have a Bancorp Material Adverse Effect. Bancorp has made available to Commercial a true, complete and correct copy of the articles of incorporation, charter, or other organizing documents and of the by-laws, as in effect on the date of this Agreement, of Bancorp and each Bancorp Subsidiary. Each of Bancorp and the Bancorp Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under Applicable Law, except to the extent that any failures to so qualify would not, in the aggregate, have a Bancorp Material Adverse Effect. The Company is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Company are insured by the FDIC through the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under Applicable Law, and all premiums and assessments required in connection therewith have been paid by the Company. The Company is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA.

           (b) The minute books of Bancorp and the Bancorp Subsidiaries contain records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards) since January 1, 1996, which records are complete and accurate in all material respects and have been made available to Commercial.

           Section 4.2.  Capitalization.  The authorized capital stock of
                         --------------
Bancorp consists of 50,000,000 shares of Bancorp Common Stock, of which 16,826,798 shares were issued and outstanding as of the date of this Agreement, and 25,000,000 shares of preferred stock, par value of

$.10 per share ("Bancorp Preferred Stock"), of which no shares were outstanding as of the date of this Agreement. As of the date of this Agreement, no shares of Bancorp Preferred Stock were reserved for issuance, except for 1,500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the Rights distributed to the holders of Bancorp Common Stock pursuant to the Bancorp Rights Agreement. No other class or series of capital stock of Bancorp is or has been authorized. As of the date of this Agreement, there were 3,707,458 shares of Bancorp Common Stock and no shares of Bancorp Preferred Stock held in Bancorp's treasury and, except as Previously Disclosed, there were no shares of Bancorp Common Stock reserved for issuance. As of immediately prior to the Effective Time, there will be no more than 1,807,458 shares of Bancorp Common Stock held in Bancorp's treasury. All issued and outstanding shares of Bancorp Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as Previously Disclosed, there are no outstanding Rights to purchase or acquire any capital stock of Bancorp and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which Bancorp or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of Bancorp.

           Section 4.3.  Ownership of Subsidiaries.  All the outstanding shares
                         -------------------------
of the capital stock or other ownership interests in all of the Bancorp Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Bancorp or a Bancorp Subsidiary free and clear of any Encumbrance. There are no outstanding Rights to purchase or acquire any capital stock of any Bancorp Subsidiary and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of Bancorp or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Bancorp Subsidiaries. Neither Bancorp nor any Bancorp Subsidiary owns any of the capital stock or other equity securities (including any Rights with respect to such securities) of or profit participations in any Person or "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Topeka and the Bancorp Subsidiaries.

           Section 4.4.  Financial Statements and Reports.  For the past three
                         --------------------------------
years, Bancorp and the Bancorp Subsidiaries have timely filed all Regulatory Documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a Bancorp Material Adverse Effect; and all such documents, as finally amended, complied in all material respects with applicable requirements of Applicable Law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (i) are in accordance with Bancorp's books and records and those of any of the Bancorp Subsidiaries, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with Applicable Law, and (ii) present fairly the consolidated financial position and the consolidated results of operations and cash flows of Bancorp as of the dates and for the periods indicated in accordance with GAAP consistently applied during the periods involved (except for the omission of notes to unaudited statements, year-end adjustments to interim results normal in nature and amount and changes in GAAP and except where regulatory reporting requirements provide otherwise). The audited consolidated financial statements of Bancorp as of December 31, 1996 and for the three years then ended last filed by Bancorp as part of a publicly available Regulatory Document disclose all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of Bancorp and the Bancorp Subsidiaries required to be reflected in such financial statements according to GAAP, other than liabilities which are not, in the aggregate, material to Bancorp and the Bancorp Subsidiaries, taken as a whole, and contain in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, Taxes and all other material accrued liabilities and for all reasonably anticipated material losses in accordance with GAAP, if any, as of such date. Except for (i) those liabilities that are fully reflected or reserved against on Bancorp's audited consolidated balance sheet last filed by Bancorp as part of a publicly available Regulatory Document and (ii) liabilities incurred in the ordinary course of business since the date of such audited consolidated balance sheet and which would not have, individually or in the aggregate, a Bancorp Material Adverse Effect, Bancorp has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which are or would be required by GAAP to be shown on its consolidated balance sheet.

           Section 4.5.  Absence of Changes. (a)  Except as disclosed in
                         ------------------
publicly available Regulatory Documents filed by Bancorp prior to the date of this Agreement, since December 31, 1996, there has been no event, occurrence, development, fact or set of circumstances of any nature existing or, to the knowledge of Bancorp, threatened which, individually or in the aggregate, has had or could reasonably be expected to have a Bancorp Material Adverse Effect.


           (b) Except as Previously Disclosed, since September 30, 1997, each of Bancorp and the Bancorp Subsidiaries has owned and operated its respective assets, properties and businesses in the ordinary course of business and consistent with past practice and has not taken any action or suffered any event that if taken or suffered after the date hereof would violate Section 6.1 of this Agreement.

           Section 4.6.  No Broker's or Finder's Fees.  No agent, broker,
                         ----------------------------
investment banker, Person or firm acting on behalf or under authority of Bancorp or any of the Bancorp Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, except Bancorp has engaged The Wallach Company, an investment banking firm, to provide financial advisory services.

           Section 4.7.  Litigation and Other Proceedings.  (a)  Except for
                         --------------------------------
matters which would not have, in the aggregate, a Bancorp Material Adverse Effect, neither Bancorp nor any Bancorp Subsidiary is a defendant in, nor is any of its property subject to, any pending or, to the knowledge of Bancorp, threatened claim, action, suit, investigation or proceeding. There is no judicial order, judgment or decree to which any of Bancorp, the Bancorp Subsidiaries or their respective properties is subject which has had or could reasonably be expected to have a Bancorp Material Adverse Effect.

           (b) All pending claims, actions, suits, investigations and proceedings in which Bancorp or any Bancorp Subsidiary is a defendant and all judicial orders, judgments or decrees to which Bancorp or any Bancorp Subsidiary is subject have been Previously Disclosed.

           Section 4.8.  Compliance with Law.  Bancorp and the Bancorp
                         -------------------
Subsidiaries have been in compliance in all respects with all Applicable Laws, except where such non-compliance would not have, in the aggregate, a Bancorp Material Adverse Effect, and neither the Company nor any Bancorp Subsidiary has received notice from any Governmental Authority of any material violation of, and does not know of any material violations of, any Applicable Law.

           Section 4.9.  Corporate Actions.  (a)  The Boards of Directors of
                         -----------------
Bancorp and the Company have duly authorized their respective officers to execute and deliver (as appropriate) this Agreement, the Stock Option Agreement and the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby. Except for obtaining the requisite approval of the Bancorp shareholders as contemplated hereby, all corporate authorization by the Boards of Directors and shareholders of Bancorp and the Company required for the consummation of the Merger and the transactions contemplated hereby and by the Stock Option Agreement has been obtained. The Bancorp Board and Bancorp have taken all necessary steps to render the Bancorp Rights Agreement inapplicable to the Merger and the transactions contemplated by this Agreement and by the Stock Option Agreement (including, such that the Rights related thereto will not be distributed, become exercisable or be triggered in any way as a result of the execution of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby).

           (b) The Boards of Directors of Bancorp and the Company have taken or will take all necessary action to exempt this Agreement, the Stock Option Agreement and the Bank Plan of Merger and the transactions contemplated hereby and thereby from (i) any applicable state takeover laws, (ii) any Applicable Laws limiting or restricting the voting rights of shareholders, (iii) any Applicable Laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or Person of similar type, and (iv) any provision in its or any of the Bancorp Subsidiaries' articles of incorporation, charter or by-laws (A) restricting or limiting stock ownership or the voting rights of shareholders or (B) requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or Person of similar type.

           Section 4.10.  Authority.  Except as Previously Disclosed, the
                          ---------
execution, delivery and performance by each of Bancorp and the Company of their respective obligations under this Agreement and the Stock Option Agreement and the consummation thereby of the transaction contemplated hereby and thereby do not, and will not, violate or conflict with any of the provisions of, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, terminate, give any Person the right to terminate, modify or accelerate payment or performance under or result in the creation of any Encumbrance upon any of the respective properties or assets of Bancorp or any Bancorp Subsidiary under (i) the articles of incorporation, charter or by-laws of Bancorp or any Bancorp Subsidiary, (ii) subject to the Gov-ernmental Approvals and the approval of Bancorp shareholders described below, any Applicable Law to which Bancorp or any of the Bancorp Subsidiaries is subject or (iii) except, in each case, where such violation, conflict, breach, default, termination (or right to terminate), modification, acceleration or Encumbrance would not, individually or in the aggregate, have a Bancorp Material Adverse Effect, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument, whether oral or written ("Contract"), to which Bancorp or any of the Bancorp Subsidiaries is a party or is subject or by which any of their properties or assets is bound or affected. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Each of Bancorp and the Company has all requisite corporate power and authority to enter into this Agreement, the Stock Option Agreement and the Bank Plan of Merger, as the case may be, and to perform its respective obligations hereunder and thereunder. Other than the filings, notices, approvals and consents with or of the Governmental Authorities as Previously Disclosed (the "Governmental Approvals") and the requisite approval of Bancorp shareholders as contemplated hereby, no filings, notices, approvals or consents are required on behalf of Bancorp, the Company or any Bancorp Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement or the Bank Plan of Merger. Neither Bancorp nor the Company has knowledge of any reason why the Governmental Approvals cannot be obtained or granted on a timely basis. The only vote of Bancorp shareholders required to approve the Merger, this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of at least a majority of the shares of Bancorp Common Stock entitled to vote at a meeting called for such purpose. This Agreement, the Stock Option Agreement and the Bank Plan of Merger constitute the valid and binding obligations of Bancorp and the Company, as the case may be, and are enforceable in accordance with their terms, except as enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

           Section 4.11.  Employment Arrangements.  Except as Previously
                          -----------------------
Disclosed, there are no employment, incentive compensation, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Bancorp or any Bancorp Subsidiary which may not be terminated without penalty or liability (including any augmentation or acceleration of benefits) on thirty (30) days' or less notice to such Person. Except as Previously Disclosed, neither the execution of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of additional events or acts) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Bancorp or any Bancorp Subsidiary. Except as Previously Disclosed, no amount paid or payable to directors, officers or employees of Bancorp or the Bancorp Subsidiaries in connection with the transactions contemplated hereby (either solely as a result of such transactions or as a result of such transactions in conjunction with any other event) will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction pursuant to Sections 162, 280G or any other section of the Code.

           Section 4.12.  Employee Benefits.  (a)  Neither Bancorp nor any of
                          -----------------
the Bancorp Subsidiaries maintains, contributes to or sponsors any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of ERISA, other than any plans ("Bancorp Employee Benefit Plans") Previously Disclosed (true and correct copies of which have been delivered to Commercial). Except as Previously Disclosed, neither Bancorp nor any of the Bancorp Subsidiaries (i) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (ii) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

           (b) All Bancorp Employee Benefit Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1997 and, except as Previously Disclosed, there has been no material amendment thereof (other than amendments required to comply with Applicable Law) and, except as disclosed in publicly available Regulatory Documents filed by Bancorp prior to the date of this Agreement, no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997.

           (c) To the knowledge of Bancorp, with respect to all Bancorp Employee Benefit Plans and Benefit Arrangements, Bancorp and each Bancorp Subsidiary are in substantial compliance with the requirements prescribed by any and all Applicable Laws currently in effect, including but not limited to ERISA and the Code, applicable to such Bancorp Employee Benefit Plans or Benefit Arrangements. None of the Bancorp Employee Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equals or exceeds the accrued liabilities of such plan. To the best knowledge of Bancorp and the Company, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Bancorp Employee Benefit Plans which could subject Bancorp or any of the Bancorp Subsidiaries to the penalty or Tax imposed under Section 502(i) of ERISA or
Section 4975 of the Code. No Bancorp Employee Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Bancorp Employee Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any Bancorp Employee Benefit Plan. No Bancorp Employee Benefit Plan or Benefit Arrangement is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Bancorp nor any Bancorp Subsidiary has engaged in any transaction described in Section 4069 of ERISA within the last five years. There does not now exist, nor do any circumstances exist that could result in, any liability of Bancorp or any Bancorp Subsidiary (or any entity, trade or business that is or was at any time required to be aggregated with Bancorp or any Bancorp Subsidiary under Section 414(b), (c), (m) or (o) of the Code) under Title IV of ERISA, Section 302 of ERISA, Sections 412 and 4971 of the Code, the
continuation coverage requirements of Section 601 et seq. of ERISA and Section
                                                  -- ---
4980B of the Code, and similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Bancorp Employee Benefit Plans or Benefit Arrangements, that would be a liability of Bancorp, a Bancorp Subsidiary, Commercial or the Bank following consummation of the Merger. Neither Bancorp nor any Bancorp Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Bancorp Employee Benefit Plan or Benefit Arrangement. None of Bancorp or any of the Bancorp Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. To the knowledge of Bancorp, the Bancorp Employee Benefit Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Bancorp is not aware of any fact which would adversely affect the qualified status of such plans.

           Section 4.13. Information Furnished; Registration Statement. (a) To
                         ---------------------------------------------
the best knowledge of Bancorp, no statement contained in any schedule, certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Bancorp or any of its Affiliates to Commercial pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) None of the information provided by Bancorp or any Bancorp Subsidiary for inclusion in the registration statement on Form S-4 to be filed with the SEC by Commercial under the Securities Act relating to shares of Commercial Common Stock to be issued in the Merger, including the prospectus (the "Prospectus") relating to such issuance and the joint proxy statement and forms of proxy relating to the vote of Commercial shareholders and Bancorp shareholders with respect to the Merger (as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Commercial or a Commercial Subsidiary, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, as applicable.

           Section 4.14.  Property and Assets. Bancorp and the Bancorp
                          -------------------
Subsidiaries have good and marketable title to all of their real property reflected in the consolidated financial statements last filed by Bancorp as part of a publicly available Regulatory Document or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items reflected in such financial statements or in the notes thereto, (b) liens for current taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the current use of such property, (d) property sold or transferred in the ordinary course of business consistent with past practice since the date of such financial statements and (e) as otherwise Previously Disclosed. Bancorp and the Bancorp Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Bancorp nor any Bancorp Subsidiary is in default in any respect under any such lease, except where such failure to be valid and binding and in full force and effect, or where such default, would not have, in the aggregate, a Bancorp Material Adverse Effect. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger. There has been no physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Bancorp and the Bancorp Subsidiaries since December 31, 1996, except such loss, damage or destruction which would not have, in the aggregate, a Bancorp Material Adverse Effect. All property and assets material to their businesses and currently used by Bancorp and the Bancorp Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

           Section 4.15.  Agreements and Instruments. Except as Previously
                          --------------------------
Disclosed, neither Bancorp nor any Bancorp Subsidiary is a party to (a) any material Contract, (b) any Contract relating to the borrowing of money by Bancorp or any Bancorp Subsidiary or the guarantee by Bancorp or any Bancorp Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any Contract to make loans or for the provision, purchase or sale of goods, services or property between Bancorp or any Bancorp Subsidiary and any director or officer of Bancorp or and Bancorp Subsidiary, or any member of the immediate family or Affiliate of any of the foregoing (other than loans or deposits made on an arm's-length basis in the ordinary course of business), (d) any Contract with or concerning any labor or employee organization, (e) any Contract between Bancorp or any Bancorp Subsidiary and any Affiliate thereof (other than Contracts solely between Bancorp and a Bancorp Subsidiary or solely between Bancorp Subsidiaries), (f) any agreements, directives, orders, or similar arrangements between or involving Bancorp or any Bancorp Subsidiary and any Governmental Authority, (g) any Contract with respect to the employment, retention or severance of any directors, officers, employees or consultants, (h) any Contract which materially restricts the conduct of any line of business by Bancorp or any current or future Affiliates thereof or (i) any Contract pursuant to which Bancorp or any Bancorp Subsidiary is or may become obligated to invest in or contribute capital to any Bancorp Subsidiary.

           Section 4.16. Material Contract Defaults. Neither Bancorp nor any
                         --------------------------
Bancorp Subsidiary nor, to the knowledge of Bancorp and the Company, the other party thereto is in default in any respect under any Contract to which any of Bancorp or the Bancorp Subsidiaries is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, other than any such default or defaults which would not have, in the aggregate, a Bancorp Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. All material Contracts to which Bancorp or any of the Bancorp Subsidiaries is a party are valid, binding and in full force and effect.

            Section 4.17. Tax Matters. (a) Bancorp, each of the Bancorp
                          -----------
Subsidiaries and any affiliated group (within the meaning of Section 1504(a) of the Code) of which Bancorp or any of the Bancorp Subsidiaries is a member have duly and properly filed all federal, state, local and other Tax Returns required to be filed by them and have made timely payments of all Taxes due and payable, whether disputed or not; such Tax Returns are true, correct and complete in all material respects; the current status of audits of such Tax Returns by the IRS and other applicable agen-cies has been Previously Disclosed; and there is no agreement by Bancorp or any Bancorp Subsidiary for the waiver or extension of time for the assessment or payment of any Taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Bancorp and the Company, threatening to assert any deficiency or claim for additional Taxes, nor to the knowledge of Bancorp or the Company is there any basis for any such assertion or claim. Bancorp and each of the Bancorp Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all Tax years for which the statute of limitations has not closed. Bancorp and each Bancorp Subsidiary have complied with all applicable state law sales and use Tax collection and reporting requirements.

           (b) Adequate provision for any federal, state, local or foreign Taxes due or to become due for Bancorp or any of the Bancorp Subsidiaries for any period or periods through and including September 30, 1997, has been made and is reflected on the September 30, 1997 consolidated financial statements last filed by Bancorp as part of a publicly available Regulatory Document and has been or will be made with respect to periods ending after September 30, 1997.

           Section 4.18. Environmental Matters. To the knowledge of Bancorp,
                         ---------------------
neither Bancorp nor any Bancorp Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither Bancorp nor any Bancorp Subsidiary has knowledge of, nor has Bancorp or any Bancorp Subsidiary received written notice from any Governmental Authority of, any conditions, activities, practices or incidents which are reasonably likely to interfere with or prevent compliance or continued compliance by Bancorp or any Bancorp Subsidiary with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability on the part of Bancorp or any Bancorp Subsidiary, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or of Bancorp or any Bancorp Subsidiary, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the best knowledge of Bancorp and the Company, threatened against Bancorp or any Bancorp Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder. To the knowledge of Bancorp and the Company, none of Bancorp or the Bancorp Subsidiaries has made or participated in any loan to any Person who is subject to any civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder and relating to the property secured by such loan.

           Section 4.19. Loan Portfolio; Portfolio Management. (a) All evidences
                         ------------------------------------
of indebtedness reflected as assets in the consolidated financial statements last filed by Bancorp as part of a publicly available Regulatory Document or acquired since such date, are (except with respect to those assets which are no longer assets of Bancorp or any Bancorp Subsidiary) binding obliga-tions of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against Bancorp or any Bancorp Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Bancorp or any Bancorp Subsidiaries were at the time entered into and at all times since have been in compliance in all material respects with all Applicable Laws (including, without limitation, all consumer protection laws). Bancorp and the Bancorp Subsidiaries administer their loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all Applicable Laws and the terms of applicable instruments. The records of Bancorp and the Bancorp Subsidiaries regarding all loans outstanding on their books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

           (b) Bancorp and the Company have Previously Disclosed a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Bancorp and the Bancorp Subsidiaries that have been adversely designated, criticized or classified as of February 28, 1998, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any Government Authority as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off or recovered by Bancorp or any of the Bancorp Subsidiaries before the date hereof.

           Section 4.20. Real Estate Loans and Investments. Except for
                         ---------------------------------
properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to Bancorp or any Bancorp Subsidiary which exist which would require a material reduction under GAAP in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of Bancorp or any Bancorp Subsidiary (either individually or in the aggregate with other loans and investments).

           Section 4.21. Derivatives Contracts. (a) Neither Bancorp nor any of
                         ---------------------
the Bancorp Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other Contract not included on the consolidated balance sheet last filed by Bancorp as part of a publicly available Regulatory Document which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes Previously Disclosed, including a list, as applicable, of any of Bancorp's or the Bancorp Subsidiaries' assets pledged as security for a Derivatives Contract.

           (b) All Derivative Contracts to which Bancorp or any Bancorp Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and in accordance with prudent banking practice, based on industry-wide standards at the time, and with counterparties believed by Bancorp or the appropriate Bancorp Subsidiaries to be financially responsible at the time.

           Section 4.22. Insurance. Bancorp and the Bancorp Subsidiaries have in
                         ---------
effect insurance coverage with reputable insurers which, in respect of amounts, types and risks insured, is reasonably adequate for the business in which Bancorp and the Bancorp Subsidiaries are engaged. A schedule of all insurance policies in effect as to Bancorp and the Bancorp Subsidiaries (the "Insurance Policies") has been Previously Disclosed (other than policies pertaining to secured loans made in the ordinary course of business). All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Effective Date shall have been paid on or before the Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in Bancorp's financial statements last filed by Bancorp as part of a publicly available Regulatory Document). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. To the knowledge of Bancorp, neither Bancorp nor any Bancorp Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.

           Section 4.23. Accounting and Tax Treatment. Neither Bancorp nor any
                         ----------------------------
of its Affiliates has taken or agreed to take any action that or has failed to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by Commercial or any of its Affiliates) (i) prevent Commercial from accounting for the Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

           Commercial and the Bank jointly and severally represent and warrant to Bancorp and the Company, except as otherwise Previously Disclosed, as follows:

           Section 5.1. Organization, Good Standing, Authority, Insurance, Etc.
                        ------------------------------------------------------
(a) Commercial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska, and is duly registered as a savings and loan holding company with the OTS under the HOLA. The Bank is a federal savings bank. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Each of Commercial and the Commercial Subsidiaries has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted, except for such failure or failures to be so qualified or licensed as would not, in the aggregate, have a Commercial Material Adverse Effect. Commercial has made available to Bancorp a true, complete and correct copy of the articles of incorporation, charter or other organizing documents and of the by-laws of Commercial and the Bank as in effect on the date of this Agreement. Each of Commercial and the Commercial Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under Applicable Law, except to the extent that any failures to so qualify would not, in the aggregate, have a Commercial Material Adverse Effect. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the FDIC through the SAIF to the maximum extent permitted under Applicable Law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Bank is a "domestic building and loan association" as defined in
Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA.

           (b) The minute books of Commercial and the Commercial Subsidiaries contain records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards) since January 1, 1996, which records are complete and accurate in all material respects and have been made available to Bancorp.

           Section 5.2. Capitalization. The authorized capital stock of
                        --------------
Commercial consists of 50,000,000 shares of Commercial Common Stock, of which 40,305,820 shares were issued and outstanding as of the date of this Agreement, and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement. As of the date of this Agreement, there were no shares of Commercial Common Stock held in Commercial's treasury and, except as Previously Disclosed, there were no shares of Commercial Common Stock reserved for issuance. All issued and outstanding shares of Commercial Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as Previously Disclosed, there are no outstanding Rights to purchase or acquire any capital stock of Commercial and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which Commercial or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of Commercial. The shares of Commercial Common Stock, if any, to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Closing, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

           Section 5.3. Ownership of Subsidiaries. All the outstanding shares of
                        -------------------------
the capital stock or other ownership interests in all of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. There are no outstanding Rights to purchase or acquire any capital stock of any Commercial Subsidiary and no oral or written agreement, contract, ar-rangement, understanding, plan or instrument of any kind to which Commercial or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

           Section 5.4. Financial Statements and Reports. For the past three
                        --------------------------------
years, Commercial and the Commercial Subsidiaries have timely filed all Regulatory Documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a Commercial Material Adverse Effect; and all such documents, as finally amended, complied in all material respects with applicable requirements of Applicable Law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (i) are in accordance with Commercial's books and records and those of any of the Commercial Subsidiaries, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with Applicable Law, and (ii) present fairly the consolidated financial position and the consolidated results of operations and cash flows of Commercial as of the dates and for the periods indicated in accordance with GAAP consistently applied during the periods involved (except for the omission of notes to unaudited statements, year-end adjustments to interim results normal in nature and amount and changes in GAAP and except where regulatory reporting requirements provide otherwise). The consolidated financial statements of Commercial as of December 31, 1997 and for the three years then ended last filed by Commercial as part of a publicly available Regulatory Document disclose all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of Commercial and the Commercial Subsidiaries required to be reflected in such financial statements according to GAAP, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, Taxes and all other material accrued liabilities and for all reasonably anticipated material losses in accordance with GAAP, if any, as of such date. Except for (i) those liabilities that are fully reflected or reserved against on Commercial's audited consolidated balance sheet last filed by Commercial as part of a publicly available Regulatory Document and (ii) liabilities incurred in the ordinary course of business since the date of such audited consolidated balance sheet and which would not have, individually or in the aggregate, a Commercial Material Adverse Effect, Commercial has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which are or would be required by GAAP to be shown on its consolidated balance sheet.

           Section 5.5. No Broker's or Finder's Fees. No agent, broker,
                        ----------------------------
investment banker, Person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services.

           Section 5.6. Litigation and Other Proceedings. Except for matters
                        --------------------------------
which would not have, in the aggregate, a Commercial Material Adverse Effect, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the knowledge of Commercial, threatened claim, action, suit, investigation, or proceeding. There is no judicial order, judgment or decree to which any of Commercial, the Commercial Subsidiaries or their respective properties is subject which has had or could reasonably be expected to have a Commercial Material Adverse Effect.

           Section 5.7. Compliance With Law. Commercial and the Commercial
                        -------------------
Subsidiaries have been and are in compliance in all respects with all Applicable Laws, except where such non-compliance would not have, in the aggregate, a Commercial Material Adverse Effect, and neither Commercial nor any Commercial Subsidiary has received notice from any Governmental Authority of any material violation of, and does not know of any material violations of, any Applicable Law.

           Section 5.8. Corporate Actions. The Boards of Directors of Commercial
                        -----------------
and the Bank have duly authorized their respective officers to execute and deliver (as appropriate) this Agreement, the Stock Option Agreement and the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby. Except for obtaining the requisite approval of the Commercial shareholders as contemplated hereby, all corporate authorization by the Boards of Directors of Commercial and the Bank required for the consummation of the Merger and the transactions contemplated hereby and by the Stock Option Agreement has been obtained.

           Section 5.9. Authority. The execution, delivery and performance by
                        ---------
Commercial of its obligations under this Agreement and the Stock Option Agreement and the consummation thereby of the transactions contemplated hereby and thereby do not, and will not, violate or conflict with any of the provisions of, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, terminate, give any Person the right to terminate, modify or accelerate payment or performance under or result in the creation of any Encumbrance upon any of the properties or assets of Commercial under (i) the articles of incorporation, charter or by-laws of Commercial, the Bank or any other Commercial Subsidiary, (ii) subject to the Governmental Approvals and the approval of Commercial shareholders described below, any Applicable Law to which Commercial or any of the Commercial Subsidiaries is subject or (iii) except, in each case, where such violation, conflict, breach, default, termination (or right to terminate), modification, acceleration or Encumbrance would not, individually or in the aggregate, have a Commercial Material Adverse Effect, any Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject or by which any of their properties or assets is bound or affected. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Each of Commercial and the Bank has all requisite corporate power and authority to enter into this Agreement, the Stock Option Agreement and the Bank Plan of Merger, as the case may be, and to perform its obligations hereunder and thereunder. Other than the Governmental Approvals and the requisite approval of Commercial shareholders as contemplated hereby, no filings, notices, approvals or consents are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement or the Bank Plan of Merger. Commercial has no knowledge of any reason why the Governmental Approvals cannot be obtained or granted on a timely basis. This Agreement, the Stock Option Agreement and the Bank Plan of Merger constitute the valid and binding obligations of Commercial and the Bank, as the case may be, and are enforceable in accordance with their terms, except as enforceability may be limited by Applicable Law relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

           Section 5.10. Information Furnished; Registration Statement. (a) To
                         ---------------------------------------------
the best knowledge of Commercial, no statement contained in any schedule, certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial or any of its Affiliates to Bancorp pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           b) None of the information provided by Commercial or any Commercial Subsidiary for inclusion in the Registration Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Bancorp or a Bancorp Subsidiary, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, as applicable.

           Section 5.11. Agreements and Instruments. As of the date of this
                         --------------------------
Agreement, there are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any Governmental Authority.

           Section 5.12. Tax Matters. (a) Commercial, each of the Commercial
                         -----------
Subsidiaries and any affiliated group (within the meaning of Section 1504(a) of the Code) of which Commercial or any of the Commercial Subsidiaries is a member have duly and properly filed all federal, state, local and other Tax Returns required to be filed by them and have made timely payments of all Taxes due and payable, whether disputed or not; and such Tax Returns are true, correct and complete in all material respects. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Commercial, threatening to assert any deficiency or claim for additional Taxes, nor to the knowledge of Commercial is there any basis for any such assertion or claim. Commercial and each of the Commercial Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all Tax years for which the statute of limitations has not closed. Commercial and each Commercial Subsidiary have complied with all applicable state law sales and use Tax collection and reporting requirements.

           (b) Adequate provision for any federal, state, local or foreign Taxes due or to become due for Commercial or any of the Commercial Subsidiaries for any period or periods through and including December 31, 1997, has been made and is reflected on the December 31, 1997 consolidated financial statements last filed by Commercial as part of a publicly available Regulatory Document and has been or will be made with respect to periods ending after December 31, 1997.

           Section 5.13. Accounting and Tax Treatment. Neither Commercial nor
                         ----------------------------
any of its Affiliates has taken or agreed to take any action that or has failed to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by Bancorp or any of its Affiliates) (i) prevent Commercial from accounting for the Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE VI

                                   COVENANTS



           Section 6.1. Conduct of Business by Bancorp. During the period from
                        ------------------------------
the date of this Agreement and continuing through the Closing Date, except as Previously Disclosed and except as expressly contemplated and permitted by this Agreement or with the prior written consent of Commercial (which consent shall not be unreasonably withheld), each of Bancorp and the Bancorp Subsidiaries shall, and Bancorp shall cause each of Bancorp and the Bancorp Subsidiaries to,
(a) carry on its business in the ordinary course consistent with past practice;
(b) use its reasonable best efforts to preserve its present business organization and relationships; (c) use its reasonable best efforts to keep available the present services of its employees; and (d) use its reasonable best efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business. Without limiting the generality of the foregoing, except as expressly contemplated and permitted by this Agreement, consented to in writing by Commercial or Previously Disclosed, none of Bancorp and the Bancorp Subsidiaries shall, and Bancorp shall not permit any of the Bancorp Subsidiaries to, directly or indirectly:

           (i) amend its articles/certificate of incorporation, charter or bylaws (or comparable governing instruments) or merge with or into or consolidate with any other Person, subdivide, combine or in any way reclassify any shares of its capital stock, or change in any manner the rights of its outstanding capital stock;

           (ii) issue or sell or purchase any shares of its capital stock, or issue or sell or purchase any option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including, without limitation, by exchange or conversion) (each a "Right") any shares of its capital stock (except that Bancorp may issue shares of Bancorp Common Stock upon (i) exercise of Bancorp Options outstanding on the date of this Agreement or (ii) as Previously Disclosed);

           (iii)  [Intentionally Omitted];

     (iv) waive any right of value to its business other than a waiver, together with all other such waivers, that would not have a Bancorp Material Adverse Effect;

     (v) make any change in its accounting methods or practices for Tax or accounting purposes or make any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes, except in each case as required by GAAP or Applicable Law;

     (vi) materially change, or agree to change, any of its lending activities, policies or practices, except as required by Applicable Law or by any Governmental Authority;

     (vii) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business consistent with past practice), or make any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

     (viii) sell, offer to sell, abandon or make any other disposition of any of its material assets, including selling or closing any branches; or grant or suffer any Encumbrance on any of its material assets;

     (ix) except in the ordinary course of business consistent with past practice, incur or assume, or agree to incur or assume, any liability or obligation (whether or not currently due and payable) relating to its business or any of its assets;

     (x) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any Contract with any of its Affiliates;

     (xi) declare, set aside or pay any dividends or declare or make any other distributions of any kind on or in respect of its capital stock (other than dividends from a Bancorp Subsidiary to Bancorp or another Bancorp Subsidiary), or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or Rights, provided that Bancorp may declare and pay its regular quarterly cash dividends
--------
on the Bancorp Common Stock of not more than $.13 per share per quarterly period, provided further that the parties agree that after the date of this Agreement, each of Bancorp and Commercial shall coordinate with the other the declaration of any dividends in respects of Bancorp Common Stock and Commercial Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Bancorp Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Bancorp Common Stock and any shares of Commercial Common Stock any such holder receives in exchange therefore in the Merger;

     (xii) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any Contract, except in the ordinary course of business consistent with past practice and as would not, in the aggregate, have a Bancorp Material Adverse Effect; enter into or amend any Contract pursuant to which it agrees to indemnify any party on behalf of its business or pursuant to which it agrees to refrain from competing with any party with respect to its business;

     (xiii) except as Previously Disclosed, adopt, amend, renew, terminate or accelerate or vest benefits under any Bancorp Employee Benefit Plan or Benefit Arrangement or any other employee program, plan, agreement, arrangement or policy between Bancorp or a Bancorp Subsidiary and one or more of employees of Bancorp or a Bancorp Subsidiary, except as required by Applicable Law;

     (xiv) commit any act or omission which constitutes a breach or default under any Contract or license to which it is a party or by which it or any of its properties or assets is bound except as would not have, in the aggregate, a Bancorp Material Adverse Effect;

     (xv) acquire in any manner, including by way of merger, consolidation or purchase of an equity interest or assets, any business or any corporation, partnership, association or other business organization or division thereof (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice);

     (xvi) increase the salary or wages of any employees of Bancorp or of any Bancorp Subsidiary; or pay any incentive, bonus or similar payments to employees other than as required by the terms of any Bancorp Employee Benefit Plan or Benefit Arrangement in effect as of the date hereof and Previously Disclosed;

     (xvii) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts;

     (xviii) make any investment which would cause the Company to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

     (xix) change its existing investment guidelines Previously Disclosed, except as required by Applicable Law or any Governmental Authority, or the manner in which its investment securities portfolio is classified or reported;

     (xx) authorize or make capital expenditures in excess of $100,000, individually, or $500,000, in the aggregate;

     (xxi)   [Intentionally Omitted];

     (xxii) take any action that or fail to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by Commercial or any of its Affiliates) (i) prevent Commercial from accounting for the Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code; or

     (xxiii) agree (by Contract or otherwise) to do any of the foregoing.

     Section 6.2.  Maintenance of Records.  Through the Closing Date, Bancorp
                   ----------------------
and the Bancorp Subsidiaries will maintain their Records in the same manner and with the same care that such Records have been maintained prior to the execution of this Agreement.

     Section 6.3. Employees; Employee Benefits.  (a)  Commercial shall, or
                  ----------------------------
shall cause the appropriate Commercial Subsidiary to, permit employees of Bancorp or any Bancorp Subsidiary who are employees with Bancorp or any Bancorp Subsidiary as of immediately prior to the Effective Time and become employees of Commercial or a Commercial Subsidiary as of the Effective Time ("Transferred Employees") to participate in the employee benefit plans, programs and arrangements of Commercial or the Commercial Subsidiaries, as applicable (the "Commercial Plans"), on the same terms as such plans and benefits are offered to similarly situated employees of Commercial or the Commercial Subsidiaries, as applicable. Commercial shall recognize, or shall cause the appropriate Commercial Subsidiary to recognize, each Transferred Employee's service with Bancorp or any Bancorp Subsidiary for purposes of determining eligibility to participate in and vest under the Commercial Plans, but not for purposes of benefit accruals under any such plans and no such Transferred Employees or dependents shall be subject to any uninsured waiting periods or preexisting condition exclusions under any plan of Commercial or the Bank. Furthermore, benefit levels under the welfare plans sponsored by Commercial or the Bank shall be determined based upon prior service with the Company.

     (b) Notwithstanding the foregoing, Commercial shall, or shall cause the appropriate Commercial Subsidiary to, (A) provide severance benefits to Transferred Employees who (i) were employees of Bancorp or any Bancorp Subsidiary immediately prior to the Effective Time, (ii) are terminated without cause as of or within 12 months after the Effective Time by Commercial or a Commercial Subsidiary (but not upon termination by the employee or termination for cause by Commercial or a Commercial Subsidiary) and (iii) are not otherwise entitled to any severance benefits under any Contract as a result or in respect of such termination, in the amounts as Previously Disclosed, which amounts, less applicable withholding taxes, shall be paid upon the effectiveness of such termination and (B) recognize and carry forward as of the Effective Time all sick leave and vacation accrued by each Transferred Employee during the 12 month period ending on (and including) the Closing Date under the respective policies of Bancorp or the appropriate Bancorp Subsidiary (but (x) without giving effect to any accrued benefits carried forward from any time prior to such 12-month period under such Bancorp and Bancorp Subsidiary policies and (y) in no event greater than such benefits as would accrue under such policies during one full calendar year without giving effect to accrued benefits carried forward from prior calendar years under such policies).

     (c) Further, Commercial shall, or shall cause the appropriate Commercial Subsidiary to, perform after the Effective Time all of the obligations of Bancorp or the appropriate Bancorp Subsidiary under the terms of the severance agreements existing as of the date hereof which are between Bancorp or a Bancorp Subsidiary, on the one hand, and management employees of Bancorp or a Bancorp Subsidiary, on the other hand, which have been Previously Disclosed and which by their terms survive the Effective Time, provided, however, Bancorp or the
                                        --------  -------
Company shall make payments due as of or prior to the Effective Time.

     Section 6.4.  Efforts of Parties to Close.  During the period from the
                   ---------------------------
date of this Agreement through the Closing Date, each party to this Agreement shall take such actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby and each party hereto shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of the other parties to this Agreement, no party to this Agreement shall take any action which, or fail to take any action the failure of which to be taken, would, or could reasonably be expected to, (a) result in any of the representations and warranties set forth in this Agreement on the part of the party taking or failing to take such action being or becoming untrue in any material respect; (b) result in any conditions to the Closing set forth in Article VII not being satisfied; or (c) adversely affect or materially delay the receipt of any of the requisite regulatory approvals or the consummation of the Merger and the other transactions contemplated hereby. Bancorp hereby agrees to cause the Company at or prior to the Closing to perform and comply with all of the obligations, covenants and agreements to be performed or complied with by the Company at or prior to the Closing as provided under this Agreement.

     Section 6.5.  Confidentiality and Announcements.  (a)  The parties agree to
                   ---------------------------------
be bound by and comply with the provisions set forth in the Confidentiality Agreements, the provisions of which are hereby incorporated herein by reference.

     (b) Other than as required by Applicable Law upon prior notice to the other parties (where reasonably practicable) or with the prior consent of the other parties, none of Bancorp, the Company, Commercial or the Bank shall, and each of the foregoing shall cause each of its Affiliates and Representatives not to, disclose to any Person the fact of execution and delivery hereof, any of the contents hereof or any information with respect to the Merger or the other transactions contemplated hereby, except that nothing herein shall prohibit any party from providing any information to its regulatory authorities as required by Applicable Law.

     (c) Subject to Section 6.7(a) and (b), the parties to this Agreement shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and shall consult each other as to the form and substance of other public disclosures related hereto and thereto.

     Section 6.6.  Access; Certain Communications.  Between the date of this
                   ------------------------------
Agreement and the Closing Date, subject to any Applicable Laws relating to the exchange of information:

     (a) Bancorp and the Bancorp Subsidiaries shall afford to Commercial and its authorized agents and representatives reasonable access, upon reasonable notice to an executive officer of Bancorp and during normal business hours, to all Contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of the business of Bancorp and the Bancorp Subsidiaries. Bancorp and the Bancorp Subsidiaries shall cause their personnel, attorneys and accountants to provide assistance to Commercial in Commercial's investigation of matters relating to the Merger, including allowing Commercial and its authorized agents and representatives access to their operating sites and facilities and cooperating therewith in an effort to coordinate and facilitate conversion of the Commercial and Bancorp computer systems in anticipation of consummation of the Merger; provided,
                                                                --------
however, that Commercial's investigation shall be conducted in a manner which
-------
does not unreasonably interfere with the normal operations, customers, and employee relations of Bancorp and the Bancorp Subsidiaries; provided further,
                                                            -------- -------
however, that, in providing the foregoing access, Bancorp shall not be required
-------
to jeopardize its attorney-client privilege (Bancorp hereby agreeing to use all reasonable efforts to make appropriate alternative disclosure arrangements in such circumstances).

     (b) Commercial shall afford to Bancorp and its authorized agents and representatives reasonable access, upon reasonable notice to an executive officer of Commercial and during normal business hours, to all Contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of relevance, in the reasonable judgment of Commercial, to the transactions contemplated hereby. Commercial shall cause its personnel, attorneys and accountants to provide assistance to Bancorp in Bancorp's investigation of matters relating to the Merger, including allowing Bancorp and its authorized agents and representatives access to its operating sites and facilities; provided, however, that Bancorp's investigation shall be
                      --------  -------
conducted in a manner which does not unreasonably interfere with Commercial's normal operations, customers, and employee relations; provided further, however,
                                                      -------- -------  -------
that, in providing the foregoing access, Commercial shall not be required to jeopardize its attorney-client privilege (Commercial hereby agreeing to use all reasonable efforts to make appropriate alternative disclosure arrangements in such circumstances).

     (c) The investigations of the parties pursuant to this Section 6.6 shall not affect any of the representations or warranties contained herein.

     Section 6.7. Regulatory Matters; Third Party Consents. (a)  The parties to
                  ----------------------------------------
this Agreement shall cooperate with each other and use their reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. If any required consent of or waiver by any third party (excluding any Governmental Authority) is not obtained prior to the Closing, or if the assignment of any Contract would be ineffective or would adversely affect any material rights or benefits thereunder so that Commercial would not in fact receive all such rights and benefits, the parties hereto, each without cost, expense or liability to the other, shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended. The parties to this Agreement will have the right to review in advance, and will consult with each other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Commercial, the Bank, Bancorp, the Company or the Bancorp Subsidiaries, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to
           --------  -------
provide any party to this Agreement with a right to review any information provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver to the other parties hereto evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other parties hereto a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, Commercial, Bancorp, the Company and the Bancorp Subsidiaries shall each act reasonably and as promptly as practicable.

     (b) Commercial shall prepare and, subject to the review and reasonable consent of Bancorp with respect to matters relating to Bancorp or any Bancorp Subsidiary, file with the SEC as soon as is reasonably practicable the Registration Statement (or the equivalent in the form of preliminary proxy material). The parties hereto shall use their reasonable best efforts (i) to cause the Registration Statement to become effective, (ii) to maintain the effectiveness thereof through the Effective Time, and (iii) to the extent any such party becomes aware of any information contained or omitted from the Registration Statement which makes any material statement contained therein false or misleading, to file the information necessary to make such statements in the Registration Statement not false or misleading. Commercial also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Commercial Common Stock under the Registration Statement as contemplated hereby. Commercial and Bancorp shall use their respective reasonable best efforts to mail at the earliest practicable date to Commercial shareholders and Bancorp shareholders, respectively, a Proxy Statement, which shall include all information required under Applicable Law to be furnished to Commercial shareholders and Bancorp shareholders, respectively, in connection with the Merger and the transactions contemplated hereby and shall include the recommendation of the Commercial Board and of the Bancorp Board in favor of the Merger, this Agreement and the transactions contemplated hereby; provided, however, that the Bancorp Board
                                  --------  -------
shall not be required
to make such recommendation if it reasonably determines in good faith not to so recommend based upon the advice of counsel, which counsel either is Malizia, Spidi, Sloane & Fisch, P.C. or is otherwise reasonably acceptable to Commercial, to the effect that to so recommend would constitute a violation of the Board's fiduciary duties under Applicable Law.

     (c) Each party to this Agreement shall, upon request, promptly furnish each other with all information concerning themselves, Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement (including the Registration Statement), filing, notice or application made by or on behalf of Commercial, the Bank, Bancorp, the Company or the Bancorp Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

     (d) The parties to this Agreement shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

     Section 6.8. Notification of Certain Matters.  (a)  Each party to this
                  -------------------------------
Agreement shall give prompt notice to the other parties of the occurrence, or any known failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     (b) During the period from the date of this Agreement to the Closing Date, Bancorp will promptly notify Commercial of any material change in the conduct of its business or in the operation of the properties of Bancorp and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Bancorp or any Bancorp Subsidiary, and will keep Commercial fully informed of such events.

     (c) Bancorp and the Company shall provide Commercial with true, correct and complete copies of all financial and other information regarding Bancorp and the Bancorp Subsidiaries provided to directors thereof in connection with any meetings of their Boards of Directors or committees thereof, in each case as soon as practicable, and in any event within 7 days, thereafter. Further, Bancorp shall provide Commercial with true, correct and complete copies of Bancorp's audited consolidated financial statements as of December 31, 1997 and for the three years then ended promptly following completion thereof, but in any event on or before the date such financial statements are first filed with the SEC or any other Governmental Authority in any Regulatory Document.

     Section 6.9. Expenses.  Except as otherwise expressly provided herein, the
                  --------
parties hereto shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses payable to or on behalf of financial advisors, attorneys, accountants and consultants).

     Section 6.10.  Third Party Proposals.  None of Bancorp, any of the Bancorp
                    ---------------------
Subsidiaries, any of the Affiliates of the foregoing or any officers, directors, employees, representatives or advisors of the foregoing ("Representatives") shall directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or any material portion of the assets of, or of any material equity interest in, Bancorp or any of the Bancorp Subsidiaries or any merger or business combination with or involving Bancorp or any of the Bancorp Subsidiaries other than as contemplated by this Agreement (each, an "Acquisition Proposal") or furnish any information regarding Bancorp or the Bancorp Subsidiaries to any such Person; provided, however, that the Board of
                                         --------  -------
Directors of Bancorp may, and may authorize and permit its Representatives to, furnish or cause to be furnished nonpublic information, subject to a binding confidentiality agreement with Bancorp on substantially similar terms as the Confidentiality Agreements, to such Person and may participate in such discussions and negotiations directly or through its Representatives with such Person, if (i) such Board of Directors has reasonably determined in good faith based upon the advice of counsel, which counsel either is Malizia, Spidi, Sloane & Fisch, P.C. or is otherwise reasonably acceptable to Commercial, to the effect that the failure to provide such nonpublic information or participate in such negotiations and discussions would constitute a violation of the Board's fiduciary duties under Applicable Law and (ii) copies of all information so furnished to such Person and the terms of such Person's Acquisition Proposal (and any supplements or amendments thereto) are furnished promptly to Commercial. Bancorp, the Company and any of their respective Affiliates and Representatives shall notify Commercial immediately if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from or any such negotiations or discussions are sought to be initiated with any of Bancorp, the Bancorp Subsidiaries or any of the Affiliates or Representatives of the foregoing. Bancorp and each of the Bancorp Subsidiaries shall, and shall cause their respective Affiliates and Representatives to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials distributed to such Persons by or on behalf of Bancorp, any Bancorp Subsidiary or any of their respective Affiliates and Representatives returned to Bancorp promptly. None of Bancorp, the Bancorp Subsidiaries or any of their respective Affiliates and Representatives shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect with respect to Bancorp or any of the Bancorp Subsidiaries. Bancorp and the Bancorp Subsidiaries shall cause their respective Affiliates and Representatives to comply with the provisions of this Section
6.10. Nothing contained in this Agreement shall require Bancorp or the Bancorp Board to take any action or fail to take any action in violation of Applicable Laws.

     6.11.  Stock Listing.  Commercial shall use its reasonable best efforts
            -------------
to cause to be listed on the NYSE, subject to official notice of issuance, the shares of Commercial Common Stock to be issued as Merger Consideration.

     Section 6.12.  Integration; Conforming Entries.  (a)  Bancorp and the
                    -------------------------------
Company, prior to the Closing, shall (i) consult and cooperate with Commercial regarding the implementation as of the Effective Time of those policies, procedures and systems (including computer stems) established by Commercial for its governance and operations and for that of the Commercial Subsidiaries and not otherwise referenced in Sections 6.12(b) and 6.12(c), including, without limitation, policies, procedures and systems pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the request of Commercial, conform Bancorp's and the Bancorp Subsidiaries' existing policies, procedures and systems to Commercial's policies, procedures and systems or, in the absence of any existing Bancorp or Bancorp Subsidiary policy, procedure or system regarding any function, introduce Commercial's policies, procedures and systems in respect thereof, in each case effective as of the Effective Time, unless to do so would cause Bancorp or any of the Bancorp Subsidiaries to be in violation of any Applicable Law.

     (b) Notwithstanding that Bancorp believes that Bancorp and the Bancorp Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and Applicable Laws, Bancorp recognizes that Commercial may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Closing, Bancorp, the Company and Commercial shall consult and cooperate with each other with respect to conforming as of the Effective Time the loan, accrual and reserve policies of Bancorp and the Bancorp Subsidiaries to those policies of Commercial, as specified in each case in writing to Bancorp and the Company.

     (c) Subject to Applicable Laws, Bancorp shall (i) establish and take such reserves and accruals at such time as Commercial shall reasonably request to conform Bancorp's loan, accrual and reserve policies to Commercial's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection therewith, in each case at such times as are reasonably requested by Commercial; provided, however, that on the date
                                           --------  -------
such reserves, accruals and charges are to be taken, Commercial shall certify to Bancorp that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired); and provided further,
                                                        -------- -------
however, that Bancorp shall not be required to take any such action that is not
-------
consistent with GAAP and regulatory accounting principles.

     Section 6.13.  Pooling-of-Interests and Tax-Free Treatment.  Each of the
                    -------------------------------------------
parties hereto shall use its reasonable best efforts (i) to cause the Merger to qualify for pooling-of-interests accounting treatment and (ii) to cause the Merger to constitute a "reorganization" under Section 368(a) of the Code.

     Section 6.14.  Agreements of Affiliates.  Bancorp shall cause each Person
                    ------------------------
who may be at the Effective Time or was on the date hereof an "affiliate" of Bancorp for purposes of

Rule 145 under the Securities Act or of determining the qualification of the Merger as a pooling of interest for accounting and financial reporting purposes, to execute and deliver to Commercial, no less than 45 days prior to the date of the meeting of Bancorp shareholders to approve the Merger, the written undertakings in the form attached hereto as Exhibit B. On or prior to such delivery date, Bancorp shall provide Commercial with a letter specifying, to the best of its knowledge, all of the Persons who may be deemed to be "affiliates" of Bancorp under the preceding sentence.

     Section 6.15.  Stockholder Approval.  Each of Commercial and Bancorp shall
                    --------------------
call a meeting of its shareholders to be held as soon as practicable for the purpose of voting upon and approving the Merger, this Agreement and the transactions contemplated hereby. The Bancorp Board shall submit for approval of Bancorp shareholders the matters to be voted upon in order to authorize the Merger and hereby does and will recommend the Merger, this Agreement and the transactions contemplated hereby to Bancorp shareholders and will use its best efforts to obtain any vote of Bancorp shareholders that is necessary for the approval of the Merger and the approval and adoption of this Agreement and consummation of the transactions contemplated hereby, provided that Bancorp
                                                      --------
shall have received an opinion of The Wallach Company, or such other nationally recognized investment banking firm as is reasonably acceptable to Commercial, dated within five days of mailing of the Proxy Statement to Bancorp shareholders that the Exchange Ratio is fair to Bancorp shareholders from a financial point of view (Bancorp hereby agreeing that the terms of this proviso are subject to Bancorp's using all commercially reasonable efforts to obtain such opinion from The Wallach Company and, if not forthcoming therefrom within a reasonable period of time following a request made therefor, to obtain such opinion from at least one such other reasonably acceptable investment banking firm); provided further,
                                                               -------- -------
however, that the Bancorp Board shall not be required to make such
-------
recommendation if it reasonably determines in good faith not to so recommend based upon the advice of counsel, which counsel either is Malizia, Spidi, Sloane & Fisch, P.C. or is otherwise reasonably acceptable to Commercial, to the effect that to so recommend would constitute a violation of the Board's fiduciary duties under Applicable Law. The Commercial Board shall submit for approval of Commercial shareholders the matters to be voted upon in order to authorize the Merger and hereby does and will recommend the Merger, this Agreement and the transactions contemplated hereby to Commercial shareholders and will use its best efforts to obtain any vote of Commercial shareholders that is necessary for the approval of the Merger and the approval and adoption of this Agreement and consummation of the transactions contemplated hereby.

     Section 6.16.  Indemnification.  From and after the Effective Time,
                    ---------------
Commercial shall indemnify, defend and hold harmless, and advance expenses for, the present and former officers and directors of Bancorp against all losses, expenses, claims, damages or liabilities arising from any acts or omissions by such person in his or her capacity as such occurring prior to the Effective Time, including any of the foregoing arising out of the transactions contemplated by this Agreement, to the fullest extent permitted or required under the Articles of Incorporation and Bylaws of Bancorp, in each case, as in effect on the date hereof. This Section shall be construed as an agreement as to which the directors and officers of Bancorp and the Company referred to herein are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

           Section 6.17.  D&O Insurance. From and after the Effective Time,
                          -------------
Commercial shall maintain in effect, for not less than three years, policies of directors' and officers liability insurance providing coverage with respect to matters occurring prior to the Effective Time, which policies shall cover those present and former officers and directors of Bancorp that are covered by and shall provide coverage that is no less beneficial, in the aggregate, than those covered and that coverage provided by the current policies of Bancorp; provided,
                                                                       --------
however, that Commercial shall not be required to pay aggregate premiums for
-------
such insurance in excess of $100,000, but in such case shall purchase as much coverage as possible for such amount.

           Section 6.18. Takeover Provisions Inapplicable.  Bancorp shall take
                         --------------------------------
all action (including, if required, redeeming all of the outstanding Rights related to the Bancorp Rights Agreement or amending or terminating the Bancorp Rights Agreement) so that the entering into of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby shall not result in the grant of any rights to any person under the Bancorp Rights Agreement to purchase or receive additional shares of capital stock of Bancorp, Commercial or any Affiliate of the foregoing or enable or require the Rights related thereto to be exercised, distributed or triggered in any way.

           Section 6.19. Environmental Reports. Commercial, at its expense, may
                         ---------------------
order within thirty (30) days of the Agreement a reputable environmental firm selected by Commercial (the "Environmental Firm") to perform a phase one environmental investigation and/or asbestos survey on (i) each parcel of commercial real estate ("Commercial Property") owned or leased by, (ii) each office and premise used as a facility ("Facility Property") by, and (iii) each property that serves as security for any commercial real estate loan having an original principal balance greater than $500,000 made by, Bancorp or any Bancorp Subsidiary (collectively, clauses (i), (ii) and (iii), the "Current Property"); provided, however, that Commercial shall cause the Environmental Firm to
--------  -------
complete any such investigation or survey as soon as reasonably practicable, but not later than sixty (60) days after the date hereof. In addition, Commercial, at its expense, may cause the Environmental Firm to perform a phase one environmental examination and/or asbestos survey on any Commercial Property or Facility Property acquired, leased or used by Bancorp or any of the Bancorp Subsidiaries after the date hereof (together with the Current Property, the "Bancorp Property"); provided, however, that Commercial shall cause the
                     --------  -------
Environmental Firm to complete any such investigation or survey as soon as reasonably practicable, but not later than fifteen (15) days after being notified by Bancorp of the acquisition, lease or commencement of use of such Commercial Property or Facility Property. If a phase one report provided by the Environmental Firm recommends that a phase two environmental survey be performed with respect to any parcel of the Bancorp Property, then Commercial, at its expense, may cause the Environmental Firm to perform a phase two environmental investigation of such Bancorp Property; provided, however, that Commercial shall
                                        --------  -------
cause the Environmental Firm to complete any such phase two investigation as soon as reasonably practicable, but not later than forty-five (45) days after the date that such phase one report is received by Commercial. Should the cost of taking all remedial or other corrective actions and measures (i) required by Applicable Law or (ii) recommended by the Environmental Firm in such phase one or phase two report or reports in light of potentially serious life, health or safety concerns, in the aggregate, exceed the sum of $5,000,000, as reasona-bly estimated by the Environmental Firm, or if the cost of such actions or measures cannot be so reasonably estimated by the Environmental Firm to be such amounts or less with any reasonable degree of certainty, Commercial shall have the right pursuant to Section 8.1(a)(vii) hereof, for a period of fifteen (15) Business Days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement.

                                  ARTICLE VII


                           CONDITIONS TO CONSUMMATION
                                 OF THE MERGER


           Section 7.1 Mutual Conditions. The obligations of each party to this
                       -----------------
Agreement to consummate the Merger shall be subject to the following conditions:

           (a) No statute, rule, regulation, order, injunction, decree or other Applicable Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger pursuant hereto (an "Injunction") and which remains in effect; and no proceeding initiated by any Governmental Authority seeking an Injunction shall be pending;

           (b) All consents, waivers, authorizations and approvals required from all Governmental Authorities to consummate Merger shall have been obtained and shall remain in full force and effect and all waiting periods under Applicable Law in respect thereof shall have expired or terminated;

           (c) The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the Commercial shareholders and the Bancorp shareholders, in each case, in the manner required by Applicable Law;

           (d) The SEC shall have declared the Registration Statement effective; and on the Closing Date and at the Effective Time, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or then threatened by the SEC;

           (e) The shares of Commercial Common Stock, if any, to be issued as Merger Consideration in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

           (f) Commercial and Bancorp shall have received a letter, in form and substance reasonably satisfactory to Commercial, from Deloitte & Touche LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board, the interpretive releases issued pursuant thereto and the pronouncements of the SEC thereon; and

           (g) Commercial and Bancorp shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Commercial, or of such other reasonably quali-fied Person as Commercial shall reasonably determine, in form and substance reasonably acceptable to Commercial, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger should constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss should be recognized by Bancorp shareholders who receive solely Commercial Common Stock in exchange for shares of Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Commercial Common Stock). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers or Bancorp, Commercial and others.

           Section 7.2. Conditions to Commercial's and the Bank's Obligations.
                        -----------------------------------------------------
The obligations of Commercial and the Bank to consummate the Merger shall be subject to the following conditions:

           (a) The representations and warranties of each of Bancorp and the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

           (b) Each of Bancorp and the Company shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

           (c) Bancorp shall have delivered to Commercial and the Bank a certificate, dated as of the Closing Date, signed on behalf of Bancorp by its Chief Executive Officer and Chief Financial Officer, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
     Section 7.2;

           (d) Commercial, at its expense, shall have received from KPMG Peat Marwick, LLP letters dated the date of mailing the Prospectus and the date of the Closing to the effect that: (i) with respect to Bancorp they are independent accountants within the meaning of the Securities Act and the Exchange Act, (ii) it is their opinion that the audited financial statements of Bancorp included in or incorporated by reference into the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Securities Act and Exchange Act, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and Exchange Act;
     (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of Bancorp and at a specific date not more than five (5) Business Days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of Bancorp (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the shareholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus, or (2) for the period from the date of the latest audited financial statements of Bancorp included in or incorporated by reference into the Prospectus to a specific date not more than five (5) Business Days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Bancorp excluding expenses associated with the Merger or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Bancorp, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of Bancorp's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to Bancorp which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein; and

           (e) Each Person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Bancorp for purposes of Rule 145 under the Securities Act or for determining the qualification of the Merger as a pooling of interest for accounting and financial reporting purposes shall have executed and delivered to Commercial, at least 45 days prior to the date of the meeting of Bancorp shareholders to approve the Merger, the written undertakings in the form attached hereto as Exhibit B.

           (f) The number of Dissenting Shares shall not be greater than 5% of the number of shares of Bancorp Common Stock issued and outstanding as of the date hereof.

           Section 7.3 Conditions to Bancorp's and the Company's Obligations.
                       -----------------------------------------------------
The obligation of Bancorp and the Company to consummate the Merger shall be subject to the following conditions:

           (a) The representations and warranties of each of Commercial and the Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

           (b) Each of Commercial and the Bank shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and

           (c) Commercial shall have delivered to Bancorp and the Company a certificate, dated as of the Closing Date, signed on behalf of Commercial by its Chief Executive Officer and Chief Financial Officer, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
     Section 7.3.

                                 ARTICLE VIII

                                  TERMINATION


           Section 8.1. Termination. (a) This Agreement may be terminated at any
                        -----------
time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the Commercial shareholders or Bancorp shareholders, as follows:

                   (i)    by written consent of the parties hereto;

                   (ii) by Bancorp or Commercial if a condition to the terminating party's obligation to close set forth in Section 7.1 cannot be satisfied prior to the date set forth in Section 8.1(a)(iv) below unless caused by the breach of any covenant or agreement under this Agreement (x) by Bancorp or the Company, in the case of a termination by Bancorp, or (y) by Commercial or the Bank, in the case of termination by Commercial;

                   (iii)  by Bancorp or Commercial (provided that none of the
                                                    --------
     terminating party or any of its Affiliates is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Bancorp or the Company, in the case of a termination by Commercial, or on the part of Commercial or the Bank, in the case of a termination by Bancorp, which breach is not cured within thirty
     (30) days following written notice given by the terminating party to the party committing such breach, or, by its nature, cannot be cured prior to the date set forth in Section 8.1(a)(iv) below, and which breach would entitle the terminating party to not consummate the Merger pursuant to
     Article VII;

                   (iv) by Bancorp or Commercial, if the Closing has not occurred on or before February 28, 1999 (provided that the right to
                                              --------
     terminate this Agreement under this Section 8.1(a)(iv) shall not be available to any party whose failure or whose Affiliate's failure to perform any covenant of obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                   (v) by Commercial if the Bancorp Board shall withdraw, modify or change in a manner adverse to Commercial its recommendation with respect to the Merger, this Agreement or the transactions contemplated hereby;

                   (vi) subject to Section 8.1(b), by Bancorp by delivery of written notice to Commercial at any time during the period beginning on (and including) the fourth trading day immediately preceding the Closing Date and ending on (and including) the third trading day immediately preceding the Closing Date (a "Price Termination Notice"), if both of the following conditions are satisfied:
     (A) the Average NYSE Closing Price shall be less than the product of (x) .85 and (y) the Starting Price, and (B) (x) the quotient obtained by dividing the Average NYSE Closing Price by the Starting Price shall be less than (y) the Index Ratio; provided, however, that if following a Price
                               --------  -------
     Termination Notice Commercial shall deliver written notice to Bancorp on or before the trading day last preceding the Closing Date that Commercial has elected for the Exchange Ratio to be determined pursuant to clause (ii) of the definition thereof (an "Adjustment Election"), then no termination shall occur under this Section 8.1(a)(vi); and

                 (vii) by Commercial pursuant to and in accordance with the provision of the last sentence of Section 6.19.

           (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination; provided, however, that a termination
                                    --------  -------
pursuant to Section 8.1(a)(vi) shall not become effective unless both (i) an Adjustment Election has not been made by Commercial and (ii) the time period thereunder for making an Adjustment Election has expired. If this Agreement terminates pursuant to this Section 8.1, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

           8.2. Survival After Termination. If this Agreement is terminated in
                --------------------------
accordance with Section 8.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 6.5 and 6.9. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS


           Section 9.1. Amendments; Waiver. This Agreement may be amended by the
                        ------------------
parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the Commercial shareholders or Bancorp shareholders; provided, however, that after
                                                 --------  -------
any such approval by the Commercial shareholders or Bancorp shareholders, no such amendment shall be made which under Applicable Law would require further approval or authorization by the Commercial shareholders or Bancorp shareholders, without obtaining such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of any party to waive (i) any inaccuracies in the representations and warranties contained herein made by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (ii) compliance with any of the agreements, covenants or conditions contained herein, shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same.

           Section 9.2. Entire Agreement. This Agreement (including Disclosure
                        ----------------
Schedules, Annexes, Exhibits, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto), the Stock Option Agreement, the Confidentiality Agreement and the Bank Plan of Merger constitute the entire agreement of the parties hereto and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

           Section 9.3. Non-Survival of Representations, Warranties and
                        -----------------------------------------------
Agreements. No investigation by the parties hereto made heretofore or hereafter
----------
shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. The representations, warranties, covenants and agreements of the parties contained herein shall not survive the Effective Time, except for those covenants and agreements which by their terms contemplate performance after the Effective Time.

           Section 9.4. Interpretation. When a reference is made in this
                        --------------
Agreement to Sections, Annexes, Exhibits or Disclosure Schedules, such reference shall be to a Section of or Annex or Exhibit or Disclosure Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

           Section 9.5. Severability. Any term or provision of this Agreement
                        ------------
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

           Section 9.6. Notices. All notices and other communications hereunder
                        -------
shall be in writing and shall be deemed given (a) upon delivery in person, (b) upon transmission by telecopy (with written confirmation), (c) upon receipt if mailed by registered or certified mail (return receipt requested), or (d) on the business date after being delivered to a reputable overnight delivery service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Bancorp or the Company:

     First Colorado Bancorp, Inc.
     215 S. Wadsworth Boulevard
     Lakewood, Colorado  80226
     Telecopy:  (303) 237-2601
     Attention:  Malcolm Collier, Jr., Chairman of the Board

With a copy to:

     Malizia, Spidi, Sloane & Fisch, P.C.
     1301 K Street, N.W.
     Suite 700 East
     Washington, D.C.  20005
     Telecopy:  (202) 434-4661
     Attention:  Samuel J. Malizia, Esq.

If to Commercial or the Bank:

     Commercial Federal Corporation
     2120 South 72nd Street
     Omaha, Nebraska  68124
     Telecopy: :  (402) 390-5361
     Attention:  James A. Laphen, President

With copies to:

     Fitzgerald, Schorr, Barmettler & Brennan, P.C.
     1000 Commercial Federal Tower
     2120 South 72nd Street
     Omaha, Nebraska  68124
     Telecopy:  (402) 390-2866
     Attention:  Douglas Reno

     and

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York  10019
     Telecopy:  (212) 403-2000
     Attention:  Edward D. Herlihy, Esq.

     Section 9.7. Binding Effect; Persons Benefiting; No Assignment. Subject to
                  -------------------------------------------------
the last sentence of this Section 9.7, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except for the provisions of Sections 6.16 and 6.17, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof or to create any third party beneficiaries. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto.

           Section 9.8. Counterparts. This Agreement may be executed in two or
                        ------------
more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

           Section 9.9. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS
                        -------------
BETWEEN THE AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

           Section 9.10. Specific Performance. The parties hereto each
                         --------------------
acknowledge that, in view of the uniqueness of its business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed hereunder have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any other equitable remedy to which such parties may be entitled.

           Section 9.11. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT
                        --------------------
AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL AS TO ALL DISPUTES HEREUNDER.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              COMMERCIAL FEDERAL CORPORATION


                              By: /s/ James A. Laphen
                                 ------------------------------
                                 Name:  James A. Laphen
                                 Title: President

                              COMMERCIAL FEDERAL BANK, A FEDERAL
                                  SAVINGS BANK


                              By: /s/ James A. Laphen
                                 ------------------------------
                                 Name:  James A. Laphen
                                 Title: President

                              FIRST COLORADO BANCORP, INC.


                              By: /s/ Brian L. Johnson
                                 ------------------------------
                                 Name:  Brian L. Johnson
                                 Title: Executive Vice President/Treasurer

                              FIRST FEDERAL BANK OF COLORADO


                              By: /s/ Brian L. Johnson
                                 ------------------------------
                                 Name:  Brian L. Johnson
                                 Title: Executive Vice President/CFO